Exhibit 4.15

CERTIFICATE OF DESIGNATIONS

Harken Energy Corporation, a Delaware corporation, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of said corporation by virtue of its certificate of incorporation as amended and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), said Board of Directors has duly adopted a resolution at a special meeting of the Board of Directors held on March 09, 2004, providing for the issuance of a series of preferred stock, par value $1.00 per share, designated as Series G4 Convertible Preferred Stock, which resolution reads as follows:

“RESOLVED, that the Board of Directors (the “Board of Directors”) of Harken Energy Corporation (the “Corporation”) hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

Section 1. Designation. The distinctive serial designation of said series shall be “Series G4 Convertible Preferred Stock” (hereinafter called “Series G4 Preferred Stock”). Each share of Series G4 Preferred Stock shall be identical in all respects with all other shares of Series G4 Preferred Stock.

Section 2. Number of Shares. The number of authorized shares of Series G4 Preferred Stock shall be, in aggregate, 150,000 shares. The number of authorized shares of Series G4 Preferred Stock may be increased or reduced by the Board of Directors of the Corporation by the filing of a certificate pursuant to the provisions of the DGCL stating that the change has been so authorized. When shares of Series G4 Preferred Stock are purchased or otherwise acquired by the Corporation or converted into Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), the Corporation shall take all necessary action to cause the shares of Series G4 Preferred Stock so purchased or acquired to be canceled and reverted to authorized but unissued shares of Series G4 Preferred Stock undesignated as to series.

Section 3. Rank. The Series G4 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) junior to all claims of creditors, including holders of the Corporation’s outstanding debt securities, (ii) junior to all obligations of the Corporation’s Subsidiaries (as defined in Section 13 below), (iii) senior to all classes of Common Stock and to each other class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks junior to the Series G4 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Stock”), and (iv) on a parity with each other class of preferred stock established or issued hereafter by the Board of Directors of the Corporation the terms of which expressly provide that such class or series shall rank on a parity with the Series G4 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as “Parity Stock”). The Corporation may authorize the issuance of any amount of Parity Stock (which may provide for the payment of dividends in additional shares of Parity Stock in lieu of cash dividends) without the approval of the holders of the Series G4 Preferred Stock. The Series G4 Preferred Stock shall rank as Parity Stock to the Series G1 Preferred Stock, Series G2 Preferred Stock and Series G-3 Preferred Stock of the Corporation, previously authorized by the Board.

Section 4. Dividends.

(a) The holders of record, as of the Record Date therefor, of the outstanding shares of Series G4 Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends on the Series G4 Preferred Stock at a rate equal to $8.00 per share per annum (equivalent to 8% of the liquidation preference annually), payable semi-annually in arrears in cash or, at the option of the Corporation, in Freely Tradeable shares of the Corporation’s Common Stock. If and when the Corporation shall elect from time to time to pay such dividends in shares of Common Stock, such shares will be valued at $2.00 per share;

provided, however, that the Corporation may elect to pay such dividends in shares of the Corporation’s Common Stock only if such shares of Common Stock would upon issuance be Freely Tradeable (as defined in Section 13 below) by the Corporation; and, provided further, that (i) if the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, such $2.00 per share valuation shall be proportionately reduced on the day upon which such subdivision becomes effective, and (ii) if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, such $2.00 per share valuation shall be proportionately increased on the day such combination becomes effective. In case the Corporation shall take any action affecting the Common Stock, other than the aforementioned adjustments, which in the Board of Directors’ view would materially adversely affect the conversion right of the holders of the shares of Series G4 Preferred Stock, such $2.00 valuation may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take such action.

(b) All dividends shall accrue from the date of issuance of the Series G4 Preferred Stock and shall be payable semi-annually in arrears. Such dividends will be payable on June 30 and December 30 of each year (a “Dividend Payment Date”), commencing on December 30, 2004; provided, however, that if a Dividend Payment Date is not a Stock Exchange Business Day, then the dividend shall be payable on the first immediately succeeding Stock Exchange Business Day. Dividends shall be paid to the holders of record of the Series G4 preferred Stock as their names appear on the stock transfer records of the Corporation on the date designated by the Board of Directors (“Record Date”), provided, however, that such Record Date may not precede the date upon which the resolution fixing the Record Date is adopted, and which Record Date may not be more than sixty (60) days prior to the Dividend Payment Date. Dividends shall be computed on the basis of a 360-day year of twelve 30-day months.

(c) No dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full dividends shall have been or contemporaneously are declared and paid in full or declared and a sum in cash sufficient for such payment set apart for such payment on the Series G4 Preferred Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if dividends have not been paid in full on the Series G4 Preferred Stock in cash; provided, however, that the Corporation may repurchase Junior Stock (i) in the open market from time to time as and to the fullest extent permitted by Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (240 C.F.R. § 10b-18), or corresponding rule from time to time in effect, and (ii) in a private purchase or in an “issuer tender offer” as defined in Rule 13e-4 under the Exchange Act from time to time so long as such repurchases do not exceed ten percent (10%) of the then outstanding shares of Junior Stock. Interest of 5% per annum shall be payable with respect to any dividend payment that may be in arrears. Except as provided above, so long as any shares of the Series G4 Preferred Stock are outstanding, the Corporation shall not make payment on account of the purchase or other retirement of any Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Parity Stock, Junior Stock or any warrants, rights, calls or options unless full dividends determined to be in accordance herewith on the Series G4 Preferred Stock have been paid (or are deemed paid) in full.

(d) All dividends payable on the Series G4 Preferred Stock shall be paid net of withholding tax, if any, under all applicable laws (including applicable income tax treaties). The Corporation will, subject to certain exceptions and limitations set forth below, pay, as additional dividends, such additional amounts (the “Additional Amounts”) to the holder of any Series G4 Preferred Stock as may be necessary in order that every net payment of the principal or dividends on such Series G4 Preferred Stock, after withholding for or on account of any present or future tax, duty, assessment or governmental charge imposed or levied upon or as a result of such payment by or on behalf of the United States (or any political subdivision, authority or agency thereof or therein having the power to tax) (collectively, “Taxes”), will not be less than the amount such holder would have received if such Taxes had not been withheld, provided that no Additional Amounts will be payable with respect to a payment which is subject to such Taxes by reason of such holder being connected with the United States (or any political subdivision thereof) otherwise than by the mere holding of the Series G4 Preferred Stock or the receipt of payments made under or with respect to the Series G4 Preferred Stock. In addition, the Corporation will indemnify and hold harmless each holder of the Series G4 Preferred Stock (subject to the exclusion set forth above) and will, upon written request of each holder (subject to the exclusion set forth above), and provided that reasonable supporting documentation is provided, reimburse each other holder for the amount of any Taxes levied or imposed by the United States and paid by or on behalf of the holder as a result of payments made under or with respect to the Series G4 Preferred Stock. Any payment made pursuant to this paragraph shall be considered an Additional Amount. If the Corporation becomes generally subject at any time to any taxing jurisdiction other than or in addition to the United States, references in this Certificate of Designations to the United States shall be read and construed as reference to the United States and/or such other jurisdiction.

Section 5. Preference on Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series G4 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders, the liquidation preference of $100.00 per share of Series G4 Preferred Stock, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date, or if such event is prior to the first Dividend Payment Date, from the Closing Date, to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, any class of common stock of the Corporation.

(b) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series G4 Preferred Stock and all Parity Stock are not paid in full, then the assets of the Corporation available for distribution among the holders of the Series G4 Preferred Stock and any Parity Stock shall bear to each other the same ratio that the full amounts payable on liquidation, dissolution or winding-up of the Corporation to the holders of shares of Series G4 Preferred Stock and any Parity Stock bear to each other.

(c) After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series G4 Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(d) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consolidation) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more entities shall be deemed to be or constitute a liquidation, dissolution or winding-up of the Corporation.

(e) Notice of any payment to the holders of Series G4 Preferred Stock as a result of the liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given not more than sixty (60) but not less than thirty (30) days prior to any payment date stated therein, to the holders of shares of Series G4 Preferred Stock as provided in Section 11 herein.

Section 6. Voting. The holders of Series G4 Preferred Stock shall have no voting rights except as required by law. In exercising any voting rights, each outstanding share of Series G4 Preferred Stock shall be entitled to one vote.

Section 7. Holder Conversion Rights.

(a) Each holder of shares of Series G4 Preferred Stock shall have the right (“Conversion Right”), subject as provided herein and to any applicable laws and regulations, at any time and from time to time at the holder’s option to convert the liquidation preference of $100 for each share of Series G4 Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G4 Preferred Stock delivered for conversion as specified herein (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date to the date of such conversion, or, if such conversion is prior to the first Dividend Payment Date, from the Closing Date to the date of such conversion) into shares of Common Stock at the conversion price (subject to adjustment as described in Section 8 below) of $2.00 per share (the “Conversion Price”); provided, however, that the holder will on his request receive and the Corporation may, at its sole discretion, pay, any or all of such accrued and unpaid dividends in cash.

Subject to the provisions of the DGCL, no fractional shares of Common Stock shall be issued upon conversions, but the number of shares shall be rounded up or down to the nearest whole number.

(b) If the Corporation pays any accrued and unpaid dividends in cash, the amount of any such accrued and unpaid dividends shall be promptly sent to the holder thereof by means of check or other means provided by the Corporation after the receipt of the notice and funds, if any, referred to in Sections 7(d) and 7(e) below.

(c) As promptly as practicable after the surrender of certificates for shares of the Series G4 Preferred Stock for conversion and the receipt of the notice and funds, if any, as described in Sections 7(d) and 7(e) below, the Corporation shall issue and shall deliver to such holder, or on such holder’s written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series G4 Preferred Stock in accordance with the provisions of this Section 7, together with certificates representing the number of shares of Common Stock (if any) in payment of any accrued but unpaid dividends if the holder elects to receive such dividends in Common Stock. Each conversion with respect to such shares of the Series G4 Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series G4 Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Common Stock upon that date.

(d) In order to exercise the conversion right, the holder of each share of Series G4 Preferred Stock to be converted shall surrender that certificate representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent for the Series G4 Preferred Stock and shall give written notice to the Corporation where such notice shall also state the name or names (with address) in which the shares of Common Stock that shall be issuable upon such conversion shall be issued. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of the Series G4 Preferred Stock is registered, be duly endorsed by, or accompanied by, instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the holder or such holder’s duly authorized attorney-in-fact.

(e) If a holder converts shares of the Series G4 Preferred Stock, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series G4 Preferred Stock (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued at the request of the holder in a name other than the name of the holder. In the event that the shares are to be issued in a name other than that of the holder, the holder shall provide funds necessary to pay any and all of the foregoing taxes, if any shall be applicable.

(f) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series G4 Preferred Stock, but in no event shall the Corporation be required to reserve sufficient shares of Common Stock to permit the conversion of any accrued and unpaid dividends on the Series G4 Preferred Stock. The Corporation shall from time to time, in accordance with the DGCL, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series G4 Preferred Stock at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series G4 Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock delivered upon conversion of the shares of the Series G4 Preferred Stock will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

Section 8. Conversion Price Adjustments.

(a) Dividends or Distributions of Common Stock. In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of capital stock of the Company which dividend or distribution includes Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this calculation, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. For the avoidance of doubt, this provision does not apply to dividends or other distributions in shares of Common Stock pursuant to the terms of the securities to which such dividend or other distribution may be made.

(b) Dividends or Distributions of Rights, Warrants or Options to Purchase Common Stock. In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, outstanding at the close of business on the date fixed for such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Corporation.

(c) Dividends or Distributions in Cash. In case the Corporation shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (1) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Price adjustment pursuant to this Section has been made and (2) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Corporation’s Board of Directors), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Corporation or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Price adjustment pursuant to this Section has been made, exceeds five percent (5%) of the product of the Market Price per share of the Common Stock on the date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (c) by a fraction of which the numerator shall be the Market Price per share on the date of such effectiveness less the amount of cash so distributed applicable to one share of Common Stock and the denominator shall be such Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

(d) All Other Distributions or Dividends. Subject to the last sentence of this paragraph (d), in case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or Property (excluding any rights, warrants or options referred to in paragraph (b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in paragraph (a), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (d) by a fraction of which the numerator shall be the Market Price per share of the Common Stock on the date of such effectiveness less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Corporation’s Board of Directors and shall, in the case of securities being distributed for which prior thereto there is an actual or when issued trading market, be no less than the value determined by reference to the average of the Market Price over the period specified in the succeeding sentence), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and Property so distributed applicable to one share of Common Stock and the denominator shall be such Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day next following the date fixed for the payment of such distribution (such date to be referred to as the “Reference Date”). If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (d) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Market Price per share pursuant to paragraph (f). For purposes of this paragraph (d), any dividend or distribution that includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, Property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Price reduction required by this paragraph (d)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights, warrants or options (making any further Conversion Price reduction required by paragraph (a) or (b)), except (A) the Reference Date of such dividend or distribution as defined in this paragraph (d) shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “the date fixed for the determination of stockholders entitled to receive such rights, warrants or options,” and “the date fixed for such determination” within the meaning of paragraph (a) or (b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of paragraph (a)).

(e) Subdivision of Common Stock. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(f) Tender or Exchange Offer for Common Stock. In case a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Corporation’s Board of Directors) at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (A) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Corporation’s Board of Directors), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Price adjustment pursuant to this paragraph (f) has been made and (B) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Price adjustment pursuant to this Section has been made, exceeds five percent (5%) of the product of the Market Price per share of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Price shall be reduced (but not increased) so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (1) the product of the Market Price per share of the Common Stock at the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (2) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and the denominator shall be the product of (1) such Market Price per share at the Expiration Time times (2) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

(g) Certificate of Adjustment and Notice. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series G4 Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price be given to the holders of shares of the Series G4 Preferred Stock as provided in Section 11 herein.

(h) Adjustment in Conversion Price in Case of Certain Events. In case the Corporation shall take any action affecting the Common Stock, other than actions described in Section 7 or this Section 8, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the holders of the shares of the Series G4 Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

(i) Registration of Conversion Shares. The Corporation shall undertake to file a registration statement on Form S-1 (or such other form as the Corporation may determine is appropriate) with respect to the Common Stock that may be issuable at any time upon the conversion or redemption of the Series G4 Preferred Stock (“Conversion Shares”) as soon as practicable, but no later than 90 days after the date of issue of the Series G4 Preferred Stock. The Corporation shall use its best efforts to cause the Commission to declare such registration statements (and any necessary amendments thereto) effective. The Corporation shall also use its best efforts to maintain the effectiveness of such registration statements, and to re-file such registration statements from time to time in the event their effectiveness lapses, until all Conversion Shares either issued or that may be issued are Freely Tradeable (as defined in Section 13 below) in the United States.

Section 9. Mandatory Conversion by Corporation.

(a) Provided that the Conversion Shares to be issued on any mandatory conversion are Freely Tradeable, the Corporation may, at its option, cause all of the outstanding Series G4 Preferred Stock to be converted into shares of Common Stock, in accordance with Section 9(b), at any time and from time to time, if the average of the Market Prices of the Common Stock over the Stock Exchange Business Days in any twenty (20) consecutive calendar day period ending not more than five (5) days prior to the giving of the notice referred to below equaled or exceeds the Target Price. The Target Price shall initially equal $2.20 and will be reduced by 10% of the immediately preceding Target Price in December of each year commencing 31 December 2004.

(b) Each share of Series G4 Preferred Stock shall be converted into a number of shares of Common Stock equal to: (x) $100.00 liquidation preference per share of Series G4 Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G4 Preferred Stock (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date, or if such conversion is prior to the first Dividend Payment Date, from the Closing Date, to the date of such conversion) divided by (y) the Conversion Price.

Notwithstanding the preceding, the Corporation will, on the request of the holder, and may, at its sole discretion, pay any or all of the accrued and unpaid dividends in cash. Subject to the provisions of the DGCL, no fractional shares of Common Stock shall be issued on the mandatory conversion, but the number of shares shall be rounded up or down to the nearest whole number. The amount of any accrued and unpaid dividends that the Corporation elects to pay in cash shall be promptly sent to the holder thereof by means of check or other means provided by the Corporation.

(c) The Corporation shall give thirty (30) days notice as provided in Section 11 hereof of its intent to convert in accordance with this Section 9 no later than five (5) calendar days from the end of the twenty (20) day period described above. Upon the giving of the notice referred to above, the Corporation shall be bound to convert the Series G4 Preferred Stock as to which notice has been provided. During the 30 day notice period, holders of the Series G4 Preferred Stock will retain their right to convert their shares of Series G4 Preferred Stock in accordance with Section 7 above.

Section 10. Optional Redemption by Corporation.

(a) Optional Redemption. In addition to its right to redeem the Series G4 Preferred Stock as provided in Section 9 above, the Corporation shall have the option to redeem the Series G4 Preferred Stock in whole or in part in cash at any time, and from time to time, unless the holder thereof shall have converted such stock into Common Stock pursuant to Section 7 prior to the date of redemption hereof, at a redemption price (“Redemption Price”) equal to (i) $100.00 per share and (ii) accrued and unpaid dividends (whether or not declared), such dividends being payable in cash (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date, or if such conversion is prior to the first Dividend Payment Date, from the Closing Date, to the redemption date).

(b) Procedures for Redemption.

(i) In case of redemption of less than all shares of Series G4 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, at random, or by lot or a method that complies with the requirements of any national stock exchange on which Series G4 Preferred Stock is listed as determined by the Board of Directors in its sole discretion.

(ii) Notice of any redemption shall be given as provided in Section 11 by or on behalf of the Corporation not more than sixty (60) days or less than thirty (30) days prior to the date of redemption. No failure to give such notice or any defect therein or in the transmission or mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G4 Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: such redemption is being made pursuant to the optional redemption provisions hereof; the date of redemption; the Redemption Price; the number of shares of Series G4 Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed; the number of such shares to be redeemed; the place or places where certificates for such issued shares are to be surrendered for payment of the Redemption Price; and that dividends on the shares to be redeemed shall cease to accrue on the date of redemption. Upon the expiry of the notice so given, except with respect to the conditions specified above, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

(iii) If notice has been given in accordance with Section 10(b)(ii) above and provided that on or before the date of redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the date of redemption, dividends on the shares of the Series G4 Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series G4 Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any issued shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price by mailing a check to such holder’s last registered address listed on the stock transfer records of the Corporation, or as otherwise agreed by the holders of Series G4 Preferred Stock and the Corporation. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(iv) Any funds deposited with a bank or trust corporation for the purpose of redeeming Series G4 Preferred Stock shall be irrevocable except that: the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series G4 Preferred Stock entitled thereto at the expiration of two years from the applicable date of redemption shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(v) No Series G4 Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

(vi) Holders of Series G4 Preferred Stock shall retain the conversion rights described in Section 7 hereof until the date of any redemption of the shares of Series G4 Preferred Stock in accordance with this Section 10.

(c) Redemption by Conversion. In addition to the rights of conversion pursuant to Section 9 hereof, on or after January 1, 2006, the Corporation may further elect, in any six (6) month period, to redeem up to 50% of the outstanding Series G4 Preferred Stock in accordance with this Section 10(c) by requiring their redemption on thirty (30) days notice pursuant to the terms of this Section 10(c) (the “Redemption by Conversion Option”). The redemption price for purposes of this Section 10(c) shall be $105.00 per G-4 share and shall be paid by issuing Freely Tradable common shares based on the average closing market price of shares of the Corporation’s Common Stock during the twenty (20) consecutive Stock Exchange Business Days ending not more than five (5) Stock Exchange Business days prior to the date notice is given by the Corporation concerning its exercise of this Redemption by Conversion Option, subject to appropriate adjustments to account for the effects of dividends, distributions, stock splits, recapitalizations and similar events. The amount of the accrued and unpaid dividends on the Series G4 Preferred Stock delivered for redemption as specified above (computed to the end of the day the Series G4 Preferred Stock is so redeemed) shall be sent to the holder thereof in cash by means of check or other means established by the Corporation. All Common Stock issued pursuant to the Redemption by Conversion Option shall be Freely Tradeable as if the dividend is paid in common shares, by such means as selected by the Corporation.

Section 11. Notice. Where this Certificate of Designations provides for notice of any event to the holders of the Series G4 Preferred Stock by the Corporation or any other Person, such notice shall be sufficiently given (unless otherwise herein specifically provided) if sent to the registered holder of the Series G4 Preferred Stock at the address of such holder on the register.

Section 12. General Provisions Relating to the Series G4 Preferred Stock.

(a) Form. The Series G4 Preferred Stock shall be issued in fully registered form in the form satisfactory to the Corporation.

(b) Compliance with United States Securities Laws. Nothing contained herein shall be deemed to authorize any transfers of certificates of the Series G4 Preferred Stock otherwise than in accordance with the Securities Act. Neither the Corporation or its transfer agent shall recognize or give effect to any attempt to transfer (by book entry or otherwise) or convert any Series G4 Preferred Stock or any interest therein in violation of the Securities Act. The certificates representing the Series G4 Preferred Stock and the Conversion Shares shall bear restrictive legends thereon recommended by legal counsel for the Corporation regarding the restrictions on the transferability thereof to ensure compliance with the Securities Act until the Series G4 Preferred Stock and/or the Conversion Shares, as the case may be, become Freely Tradeable.

Section 13. Certain Definitions.

“Alternative Stock Exchange” means any other national or regional stock exchange or quotation service such as the Nasdaq Market System or any similar quotation service maintained by the National Quotation Bureau or any successor thereto.

“Capital Stock” of any Person means the common stock or preferred stock of such Person. Unless otherwise stated herein or the context otherwise requires, “Capital Stock” means Capital Stock of the Corporation

“Closing Date” means the date of which the Series G4 Preferred Stock is sold to the holders thereof.

“Commission” means the Securities and Exchange Commission.

“Conversion Agent“ means any Person (including the Corporation acting as Conversion Agent) authorized by the Corporation to effect conversions of the Series G4 Preferred Stock on behalf of the Corporation.

“Dividend Payment Date” has the meaning given to it in Section 4(b) hereof.

“Freely Tradeable” means, with respect to the Common Stock issuable upon the conversion or redemption of or, if relevant, on the payment of a dividend upon the Series G4 Preferred Stock, that under the Securities Act the holders thereof may then offer and sell any amount of such outstanding securities to the public in the United States in transactions that are not brokers’ transactions (as defined in the Securities Act) either (i) pursuant to an effective registration statement then in effect or (ii) pursuant to Rule 144(k). For purposes of determining whether such securities are Freely Tradeable, it shall be assumed that no affiliate of the issuer has ever held such securities from and after their issuance.

“Group“ means the Corporation and all its Principal Subsidiaries.

“Market Capitalization” means, on any date, the average, over the thirty (30) calendar day period commencing thirty-five (35) calendar days prior to such date, of the product of the Market Price of the Common Stock and the number of shares of Common Stock of the Corporation issued and outstanding on such date; provided, however, that appropriate adjustments shall be made to the Market Prices and number of shares used in determining such Market Capitalization to account fairly for the effect of dividends payable in equity securities of the Corporation or any other Person, spin-offs of subsidiaries, mergers in which the Corporation or a Principal Subsidiary is a constituent party, and similar events.

“Market Price” means the closing sales price on the American Stock Exchange or any Alternative Stock Exchange on any Stock Exchange Business Day.

“Person” means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Principal Subsidiary“ means a Subsidiary of either the Corporation or any Principal Subsidiary:

(a) whose gross assets represent 10 percent or more of the consolidated gross assets of the Group as calculated by reference to the then latest audited financial statements of the Group; or

(b) to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Corporation which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary under the provisions of this sub-paragraph (b) (but without prejudice to the provisions of sub-paragraph (a) above), upon publication of its next audited financial statements.

“Property” means any kind of property or asset, whether real, personal, mixed, or tangible or intangible, and any interest therein.

“Securities Act” means the United States Securities Act of 1933 as in effect on the date of the filing of this Certificate with the Secretary of State of Delaware or as such act may hereafter be amended.

“Series G4 Preferred Stock” means the Corporation’s Series G4 Convertible Preferred Stock, $1.00 par value.

“Stock Exchange Business Day” means any day (other than a Saturday or Sunday) on which the American Stock Exchange or the Alternative Stock Exchange, as the case may be, is open for business.

“Subsidiary” of any Person means any Corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such Corporation (irrespective of whether or not at the time stock of any other class or classes of such Corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of the Corporation or one or more of its Subsidiaries.”

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Secretary this 15 day of March 2004.

HARKEN ENERGY CORPORATION, a Delaware corporation

By:	/s/

Name: Elmer A. Johnston Title: Secretary